DEAN HELLER

Entity #:

Secretary of State

C27123-2003

204 North Carson Street, Suite 1                                                       Document Number:

Carson City, Nevada 89701-4299

20060374487-21

(775) 684-5708

Website:  secretaryofstate.biz

Date filed:

6/12/2006 9:00:20 AM

Certificate of Change Pursuant

In the office of

to NRS 78.209                                                                                    /s/ Dean Heller

Dean Heller

Secretary of State

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1.

Name of corporation:

Sphere of Language

2.

The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3.

The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

75,000,000 at .001

4.

The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

75,000,000 at .001

5.

The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

14,680,000

6.

The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

7.

Effective date of filing (optional)

8.

Officer Signature: /s/ Abdul Mitha       President

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanies by appropriate fees.

Nevada Secretary of State AM 78.38 Amend 2003

Revised on: 9/29/05